Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Offerpad Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	233,608 (2)	$8.96 (3)	$2,093,127.68	$147.60 per $1,000,000	$308.95

Total Offering Amounts					$2,093,127.68		$308.95

Total Fee Offsets (4)							$0

Net Fee Due							$308.95

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) an additional 122,360 shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”) issuable under the Offerpad Solutions Inc. 2021 Incentive Award Plan (the “2021 Incentive Award Plan”) pursuant to the terms of the 2021 Incentive Award Plan and (ii) an additional 111,248 shares of Class A Common Stock issuable under the Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) pursuant to the terms of the 2021 ESPP.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Offerpad Solutions Inc.’s (the “Registrant”) Class A Common Stock as reported on the New York Stock Exchange on February 26, 2024.

(4)	The Registrant does not have any fee offsets.